Exhibit 99.3

RALLY FAQS FOR SALES TEAMS

May 27, 2015

STRICTLY CONFIDENTIAL

NOT FOR EXTERNAL DISTRIBUTION

Rally Software Development Corp.

Frequently Asked Questions

For

Day Zero

CA Acquisition: Rally Software Development Corp.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.

RALLY FAQS FOR SALES TEAMS

May 27, 2015

General

Q. What’s the rational for the acquisition?

A. With the acquisition of Rally, a leading global provider of cloud-based solutions for managing Agile software development, CA strengthens their position at the forefront of the Application Economy. This is a significant milestone in CA’s strategy to supplement organic innovation with strategic acquisitions. CA’s expansion of its DevOps and Management Cloud portfolios will accelerate top line growth and deliver unprecedented service to its customers.

Q. Why is CA acquiring Rally?

A. Rally’s award-winning enterprise-class SaaS platform, combined with the most experienced transformation consultants and Agile coaches in the industry, will enable CA to help businesses disrupt their industries even faster. Rally’s agile development capabilities complements CA’s Project Portfolio Management solutions and expands CA’s existing DevOps leadership position.

Q. Will Rally solutions be renamed or rebranded? How will they be offered to the market?

A. While Rally’s solutions are descriptively named and therefore inline with the CA naming approach, we have not yet completed a full assessment as to how they will fit in the CA Portfolio and as such, cannot say if these names will be changed or not. We will conduct equity studies on the Rally brand to determine the path of its identity and name after the acquisition.

Q. What are Rally’s key differentiators?

A.

•	Rally is a leader in Agile ALM.

•	Rally has scale, offers top-tier technology, and has a GTM model that aligns well with CA.

•	CA currently uses Rally in parts of our development organization because CA has a need, like many of its customers, to run Agile at scale, across many scrum teams and at the portfolio level. As a customer/prospect, CA evaluated many tools that simply didn’t meet their enterprise requirements.

•	Being able to link CA’s DevOps and Ops portfolio to Rally’s enterprise Agile development platform will create a link to DevOps and offers a long-term way to differentiate against leading competitors. Rally’s Agile solution complements and completes CA Project Portfolio Management solution so that from Idea to Delivery an organization can use one tool to be able run its Portfolio of projects.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.

RALLY FAQS FOR SALES TEAMS

May 27, 2015

Q. How is the pending acquisition being communicated externally?

A. CA issued a press release and held a conference call with press, industry and financial analysts. Additionally, Rally has started communicating with Rally customers and partners about the pending acquisition – a process that will continue.

Q. When is the acquisition set to close?

A. The transaction is expected to close in the third quarter of calendar year 2015, subject to completion of a tender offer, receipt of regulatory approvals and satisfaction of other customary closing conditions.

Q. What happens during the time between the announcement and the close of this transaction?

A. The day-to-day does not change between now and close.

Products and Technology

Q. Will CA and Rally continue to offer their current suites of products?

A. We expect to bring the combined strengths of CA and Rally to bear for all of our combined customers to deliver an unparalleled end-to-end application development experience. As we are still in the early days and the transaction is not expected to close until the third quarter of calendar year 2015, it will be business as usual for all CA and Rally customers in the near term. More information about the solution portfolio will be available after the close of the transaction.

Q. Will you bundle offerings of CA and Rally solutions?

A. We will evaluate all solutions and potential joint offerings through a more comprehensive process after the transaction closes.

Q. As a result of this news today, are there any changes to how we sell Rally products? Are there new rules that must be aligned to CA?

A. Until the successful completion of the transaction, sales to customers continue on their regular course. After the close, CA and Rally’s product and go-to-market teams will determine the best approach with respect to the rules of engagement for the field. We will provide an update on these plans following the close date.

Q. When will a joint product offering be available? Will this be included in CA’s standard pricing or will there be an additional fee?

A. Until the successful completion of the transaction, Rally will maintain its current product offerings. We will have details in this area following the successful completion of the transaction.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.

RALLY FAQS FOR SALES TEAMS

May 27, 2015

Go-to-Market

Q. What will CA customers gain from this acquisition?

A. CA’s Management cloud, application development, Project Portfolio Management and DevOps offerings will get a significant boost with the addition of Rally’s solution portfolio. Rally’s leadership in Agile solutions gives CA an opportunity to offer its customers a world-class solution that will help them become agile and develop better applications faster.

Q. What will Rally customers gain from this acquisition after it closes?

A. Rally’s customers will gain access to CA’s vast portfolio of world-class solutions and the world’s largest global sales network, and support from a leading, global enterprise software company. We expect these benefits will be magnified as we achieve greater integration between Rally and CA solutions.

Q. What will this acquisition mean for partners of both companies?

A. This acquisition is expected to provide new opportunities for each company’s partners to strengthen and extend their relationships with both companies. Note that in general, in the short- to mid-term after closing, it will still be business as usual for Rally partners.

Q. Can CA account executives sell Rally solutions? If so, when?

A. The combined strength of our individual distribution forces and client bases is something we are looking forward to exploring. Until the deal closes, both companies remain separate and must conduct their business accordingly. Post-closing, field guidelines will be made available detailing the rules of engagement between CA and Rally sales teams.

Q. Can Rally solutions be sold on CA paper?

A. Until the acquisition closes, both companies must operate independently. Once the acquisition is closed, a joint Rally-CA team will determine the path forward for making Rally solutions available via CA contract paper.

Q. What will happen to commitments Rally has made to customers/partners?

A. CA intends to honor Rally’s contractual commitments.

Q. What can I say to my client and contacts if they are asking questions about the acquisition?

A. Here are a few points you can reinforce if you are asked a question and you’re not sure how to answer:

•	CA and Rally will continue to operate as two separate companies until the deal closes.

•	Until the transaction closes, there is little more we can communicate beyond what has already been shared in the press release and in the companies’ public filings about the transaction.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.

RALLY FAQS FOR SALES TEAMS

May 27, 2015

•	It’s too early to speculate on things like product plans, strategy or roadmaps since those decisions will only be made after the deal closes.

•	For now, it’s very much business as usual for us and we are continuing to focus on taking care of our customers and partners.

Q. How will customers be impacted? What value does this bring to CA Customers?

A. CA and Rally will combine to unleash great value for customers – enabling even the most demanding enterprises to be truly agile. The combination is synergistic both on a product and a go-to-market basis; it will further CA’s position as leader Project Portfolio Managemt and DevOps and broadens Rally’s pool of potential customers.

Q. What competitive edge will this acquisition give to CA customers?

A. By combining Rally with CA, a trusted partner for the Fortune 2000, the most demanding enterprises will become truly agile: to make impactful portfolio decisions and to empower their developers to deliver high quality software to customers faster — by breaking down functional silos, increasing employee productivity, and slashing cycle times. In a world driven by software, this powerful combination will help businesses accelerate their unique pace of disruption and develop a competitive advantage through technology.

Q. Will the CA sales organization replace the Rally sales team?

A. No. The CA Technologies sales organization will work closely with the Rally sales team after the close of the transaction. A Rules of Engagement document will be published at or near the time of the close describing the interactions between groups.

Q. How will Rally be sold by CA immediately, and in the long term?

A. Until the transaction closes, it will be sold immediately the same as it is already being sold. We are identifying other synergies after closure.

Q. What training will be offered and when?

A. Training programs will be introduced to train Rally on CA Technologies solutions and for CA Technologies to be trained on the Rally products after the deal is closed.

Q. What sales support materials are available (demo, product brochures, etc.), and where?

A. The Rally Acquisition Central site will be is your primary resource post acquisition close during the integration, where sales tools, pricing and other materials will be made available. There are many other resources that will be made available to you shortly after the deal is closed.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.

RALLY FAQS FOR SALES TEAMS

May 27, 2015

Q. Will CA support Rally customers with its technical support staff or will I need to go to Rally?

A. The Rally support team will continue to provide technical support for the Rally products for the near future. After the transaction closes, CA Technologies and Rally support organizations will work together to consolidate the support experience according to a well-coordinated integration plan developed by a CA/Rally integration Team, ensuring customers and all customer-facing organizations are aware of any changes before they occur.

Q. Will customers need to update their contracts? Will contracts under negotiation need amendment?

A. CA Technologies legal will be reviewing all Rally contractual obligations upon deal close.

Q. Will customer support and product delivery change?

A. Not right away. All current customer support and product delivery contacts and processes will remain the same until the integration is completed, which will proceed according to an integration plan that will be finalized shortly following the close of the transaction. We will look at ways in which we can leverage Rally infrastructure, if it leads to efficiencies in the business.

Q. What do I do if a customer wants to speak with CA about the acquisition and future plans?

A. Customers who have questions about Rally and their products need to contact their Rally sales executive. Customers who have questions about CA Technologies products need to contact CA Technologies sales executives. If your customers have any questions or concerns that cannot be addressed by their usual contacts, please let your supervisor know.

Q. How will customers and partners be notified?

A. All active Rally customers and partners received notification from Rally upon the public announcement of the signing of the definitive agreement on May 27, 2015. After the close, in accordance with the efforts outlined in the Rules of Engagement (ROE) you can expect that key customers will be addressed from the appropriate Rally and/or CA Technologies executive; as should be requested. We will also use the Rally and CA Technologies web sites and the customer support portal as key vehicles for communicating the news as we have it.

Q. Rally has external partnerships. Will any of those be impacted by the acquisition?

A. CA Technologies will work closely with the Rally team to review each partnership to determine the appropriate direction for the integrated company going forward. CA Technologies and Rally team will keep the partners informed of the acquisition and associated integration efforts.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.

RALLY FAQS FOR SALES TEAMS

May 27, 2015

Q. How will a Rally deal be processed? What special approvals or processes are associated with Rally sales?

A. Until further notice, Rally will maintain existing sales and approval processes.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “targets” and similar expressions relating to the future) constitute “forward-looking statements” that are based upon the beliefs of, and assumptions made by, CA’s and Rally’s respective managements, as well as information currently available to CA’s and Rally’s respective managements. These forward-looking statements reflect CA’s and Rally’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the transaction; the risk that an insufficient number of Rally’s stockholders tender into the tender offer; the risk that regulatory approvals required for the acquisition are not obtained or are obtained subject to conditions that are not anticipated; the risk that the other conditions to the closing of the acquisition are not satisfied; potential adverse reactions or changes to customer, supplier, partner or employee relationships, including those resulting from the announcement or completion of the acquisition; uncertainties as to the timing of the acquisition; competitive responses to the proposed acquisition; response by activist stockholders to the acquisition; uncertainty of the expected financial performance of CA following completion of the proposed transaction; the ability to successfully integrate Rally’s operations and employees in a timely manner; the ability to realize anticipated synergies, cost savings and operational efficiencies; unexpected costs, charges or expenses resulting from the acquisition; litigation relating to the acquisition; the inability to retain key personnel; any changes in general economic and/or industry specific conditions; and other factors described more fully in CA’s and Rally’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should CA’s and Rally’s assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. CA and Rally assume no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.

RALLY FAQS FOR SALES TEAMS

May 27, 2015

Notice to Investors of Rally Software Development Corp.

The tender offer for the outstanding shares of Rally Software Development Corp. described herein has not yet commenced. This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Rally Software Development Corp. pursuant to the tender offer by Merger Sub or otherwise. Any offers to purchase or solicitations of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed with the U.S. Securities and Exchange Commission (“SEC”) by CA and Merger Sub. In addition, Rally Software Development Corp. will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Rally Software Development Corp.’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decision with respect to Merger Sub’s tender offer because they contain important information, including the terms and conditions of the offer. Rally Software Development Corp.’s stockholders may obtain copies of these documents (when they become available) for free at the SEC’s website at www.sec.gov.

Copyright © 2015 CA. CA confidential and proprietary information for internal use only. No unauthorized copying or distribution permitted. This FAQ reflects the intent of CA and Rally as of the signing of the transaction. Any policies and/or plans referenced in this FAQ may be modified, changed or terminated at any time. To the extent anything summarized in this FAQ is inconsistent with the acquisition agreement or a particular benefit plan or policy, the terms of the acquisition agreement, plan or policy, as applicable, shall govern.